UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Organon & Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This document is intended to help employees understand the merger agreement in plain language and to give you a clear picture of what this transaction means for you. It does not constitute legal, tax, or financial advice. Employees with specific questions about their personal situation should consult HR, their own legal counsel, or a personal financial advisor.

1. Your Future at the Combined Company — Employment After the Merger

Q: What does this merger mean for my career?

A: Sun Pharma is the world’s fourth largest leading specialty generics pharmaceutical companies with a large and growing innovative medicines and consumer health portfolio, and this transaction brings together two organizations with complementary strengths, deep scientific expertise, and a shared commitment to improving patients’ lives.

Sun Pharma itself went through a transformative merger approximately ten years ago — a transaction that fundamentally defined the organization it is today. That experience gives them a deep appreciation for what it takes to bring two companies together successfully, and a genuine excitement about the opportunity to incorporate the best of both organizations into the combined company. We noted that many of their senior leaders today joined the organization through prior acquisitions and have gone on to build exceptional careers, rising through the ranks and helping to shape the company’s direction.

We believe the combined company will be a stronger, more resilient platform — and that means more opportunity for the talent. Decisions about the future shape of the combined organization are still being developed. What we can tell you is that the agreement includes strong commitments during the first year after closing, detailed below, and we are committed to communicating openly as integration planning progresses.

Q: What commitments has Sun Pharma made to protect employees in the first year?

A: For one full year after the merger closes, Sun Pharma has made a commitment to provide all continuing employees with: (1) base salary or wages at least as favorable as today; (2) target annual cash bonus opportunities at least as favorable as today; (3) employee benefits — health, retirement, and welfare — no less favorable in the aggregate than current benefits; and (4) severance benefits at least equal to Organon’s current programs, or Sun Pharma’s severance for comparable employees — whichever is greater. These commitments reflect Sun Pharma’s respect for People & Capabilities and also are intended to provide stability during the transition period while allowing time for thoughtful integration planning.

These commitments cover compensation and benefits. While your pay and benefits will be maintained for the year following closing, your day-to-day role may evolve and could grow in connection with the evolution of the combined company as integration planning progresses.

Q: Will my years of service at Organon be recognized at Sun Pharma?

A: Absolutely. Sun Pharma has committed to crediting your prior service with Organon — and any predecessor companies — for purposes of vesting, benefit accrual, and eligibility to participate in Sun Pharma’s benefit plans. The experience and tenure you have built here matters, and it will carry forward. There are some technical exceptions, for example in cases where it would create a duplication of benefits.

2. Your Pay — Compensation During the Transition and Beyond

Q: Will my salary change when the merger closes?

A: No, not downward. Your base salary is protected at its current level for a full year after closing. We recognize that this does not answer every question about the future, and we will share more as integration planning develops. What we can say is that Sun Pharma is building a company where talent are rewarded for their contributions to drive a growth orientation.

Q: What about my annual bonus?

A: Your target annual cash bonus opportunity will remain at least as favorable as it is today for the first year after closing. Actual bonus payments continue to depend on performance and other factors, as they do today. Additional information about future compensation decisions for the combined entity will be communicated in due course as integration planning progresses.

3. Your Equity Awards — Preserving and Continuing the Value You Have Earned

Q: I have Restricted Stock Units (RSUs). What happens to them?

A: The answer depends on when your RSUs were granted, and both outcomes reflect Sun Pharma’s commitment to honoring the value you have earned. If your RSUs were granted before 2026, they will fully accelerate and be paid out in cash at $14.00 per unit at closing, regardless of where you were in your vesting schedule. This means employees with pre-2026 RSUs will receive the full value of those awards at closing. If your RSUs were granted in 2026 or later, they will be converted into a cash-based award at $14.00 per unit and will continue vesting on their original schedule. The value is preserved and the schedule continues — your awards remain intact as you become part of the combined company.

Q: When will I receive the cash payout for my pre-2026 equity awards?

A: Payouts for pre-2026 RSUs are generally expected within 3 business days of closing, unless applicable tax rules require alternate payment.

4. Your Benefits — Continuity and Care

Q: Will my benefits change?

A: For at least one year after closing, Sun Pharma has committed to providing benefits no less favorable in the aggregate than what you have today. Beyond that general commitment, the agreement includes specific protections designed to make the transition as seamless as possible — including, for example in the US a waiver of pre-existing condition limitations, credit for amounts already paid toward deductibles and out-of-pocket limits in the year of closing, and recognition of your prior service.

5. Severance Protections — A Safety Net During the Transition

Q: If my position is eliminated, what severance will I receive?

A: Before the merger closes, if your position is eliminated, you are entitled to severance benefits under your local governing severance program. For at least one year after closing, if you are terminated, you are entitled to severance benefits no less favorable than those under Organon’s current severance programs, or Sun Pharma’s programs for comparable employees, whichever is greater. Any organizational decisions will be taken carefully and over time, with a focus on maintaining business continuity with transparency.

6. What Comes Next — The Path to Closing and Beyond

Q: What happens between now and when the merger closes?

A: Day-to-day work continues — Organon remains an independent company until closing, and the mission of serving patients does not pause. At the same time, a great deal of important work is happening: the company will prepare a proxy statement, hold a shareholder vote, work through regulatory approvals in more than a dozen countries, and begin integration planning with Sun Pharma. That process will take time, and there will be moments where information is still developing. We are committed to communicating as openly and as promptly as the process allows. A structured governance process is also now in effect that directly affects how people-related decisions are made across the organization. We see this period as the beginning of something exciting, and we are grateful for your patience and your continued dedication to patients.

Q: Where can I find more information about the future and the combined company?

A: The period between the signing of a merger agreement and its close is genuinely dynamic — for everyone, at every level of the organization. Some things are now certain: the terms of the agreement, the protections documented here, the legal commitments both parties have made. Many things are still being shaped: what the combined organization will look like, how integration will unfold, what opportunities may arise for individual roles and teams.

We encourage you to approach this period with openness. It is completely natural to want to know what this means for you specifically, and that answer will come with time. In the meantime, focus on your work, lean on your team, and know that Sun Pharma is excited about the talent and expertise that Organon brings.

We will be working together to get you more information and details as they become available. In the meantime, please rely on official company communication for the most accurate information and stay connected to your manager, your HR partner, or the channels that will be made available. We are in this together.

Q: Why was Sun Pharma interested in acquiring Organon?

A: Sun Pharma sees Organon as a strong strategic fit that builds on the strengths both companies bring. Organon has established itself as a trusted global healthcare company since its formation in 2021, with a strong reputation among healthcare professionals, patients, and regulators. Its leadership in women’s health, broad portfolio of more than 70 products, and presence in over 140 countries make it a highly complementary partner.

The strategic intent behind this transaction is to strengthen and grow combined business over the long-term leveraging combined geographic reach, complementary portfolio, strong customer relationships, and R&D capabilities. This positions combined entity to expand into new markets, introduce products across geographies, and enhance ability to pursue licensing products in therapy areas of interest.

Sun Pharma recognizes the value of Organon’s people, portfolio, and relationships. By bringing these strengths together, the combined organization is expected to be better positioned to serve patients worldwide and create sustainable long-term growth.

This Q&A is based on the Agreement and Plan of Merger dated April 26, 2026, and the Company Disclosure Schedule. All terms are subject to the final terms of the merger agreement, applicable law, and individual plan documents. This document is not a substitute for official plan documents or legal advice. We look forward to sharing more with you as this exciting journey unfolds.

Cautionary Statement Regarding Forward-Looking Statements

All statements other than statements of historical facts included in this communication that address activities, events or developments that Organon & Co. (“Organon”) expects, believes or anticipates will or may occur in the future are forward-looking statements, including, in particular, statements about the expected timing, completion and effects or benefits of the proposed transaction. Forward-looking statements may be identified by words such as “anticipates,” “expects,” “plans,” “will,” “estimates,” “believes,” “intends,” “may,” “might,” “likely,” “continue,” and similar expressions. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond Organon’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed on the anticipated terms in a timely manner or at all; (iii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including receiving, on a timely basis or otherwise, the minimum vote required by Organon’s stockholders to approve the proposed transaction; (iv) the possibility that competing offers or acquisition proposals for Organon will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, including in circumstances which would require Organon to pay a termination fee; (vii) the effect of the announcement or pendency of the proposed transaction on Organon’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from Organon’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (x) certain restrictions during the pendency of the proposed transaction that may impact Organon’s ability to pursue certain business opportunities or strategic transactions; (xi) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Organon’s common stock, including if the proposed transaction is not consummated; (xii) risks that the benefits of the proposed transaction are not realized when and as expected; (xiii) legislative, regulatory and economic developments; and (xiv) other factors discussed in the “Risk Factors” section of Organon’s most recent periodic reports filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, all of which may be obtained free of charge from the SEC’s website at www.sec.gov. Although Organon believes that the expectations reflected in its forward-looking statements are reasonable, it cannot assure that those expectations will prove to be correct. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Organon on its website or otherwise. Organon does not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Organon, Sun Pharmaceutical Holdings USA, Inc. and Sun Pharma America, Inc. In connection with the proposed transaction, Organon intends to file relevant materials with the SEC, including Organon’s proxy statement in preliminary and definitive form on Schedule 14A (the “Merger Proxy Statement”). Organon will mail the Merger Proxy Statement and a proxy card to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF ORGANON ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE MERGER PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL

CONTAIN IMPORTANT INFORMATION ABOUT ORGANON, SUN PHARMACEUTICAL HOLDINGS USA, INC., SUN PHARMA AMERICA, INC. AND THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders of Organon are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or through the investor relations section of Organon’s website, https://www.organon.com.

Participants in Solicitation

Organon and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Organon in favor of the proposed transaction. Information about Organon’s directors and executive officers is set forth in the 2026 Annual Meeting Proxy Statement, filed with the SEC on April  24, 2026, and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001821825/000119312526177411/ogn-20260423.htm . To the extent holdings of Organon’s securities by its directors or executive officers have changed since the amounts set forth in the 2026 Annual Meeting Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which are available at https://www.sec.gov/edgar/browse/?CIK=1821825. Additional information concerning the interests of Organon’s participants in the solicitation, which may, in some cases, be different than those of Organon’s stockholders generally, will be set forth in the Merger Proxy Statement when it becomes available.